Exhibit 10.1

TAX RECEIVABLE AGREEMENT

by and among

CARVANA CO.,

CERTAIN OTHER PERSONS NAMED HEREIN,

and

THE AGENT

DATED AS OF [●], 2017

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [●], 2017, is hereby entered into by and among Carvana Co., a Delaware corporation (together with its Subsidiaries that are consolidated for U.S. federal income and applicable state and local Tax purposes, and assuming for this purpose that all available elections to file consolidated tax returns have been made, the “Corporate Taxpayer”), Carvana Group, LLC, a Delaware limited liability company (the “Company”), the TRA Holders and the Agent.

RECITALS

WHEREAS, the TRA Holders currently hold limited liability company interests (“Units”) the Company, which is classified as a partnership for U.S. federal income tax purposes;

WHEREAS, the Corporate Taxpayer is the sole managing member of Carvana Co. Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Corporate Taxpayer (“Carvana Co. Sub”);

WHEREAS, Carvana Co. Sub, which has elected to be taxed as a corporation for U.S. federal income tax purposes, is a holder of Units and the sole manager of the Company;

WHEREAS, the Company and each of its direct and indirect Subsidiaries that is treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”), and any corresponding provisions of state and local Tax law, for each Taxable Year in which an Exchange (as defined below) occurs, which election is expected to result, with respect to the Corporate Taxpayer, in an adjustment to the Tax basis of the assets owned by the Company and such Subsidiaries;

WHEREAS, (i) from and after the closing of IPO Date (as defined below), the TRA Holders may sell all or a portion of their Units (solely to the extent such Units are Exchangeable Units (as defined below)), together with shares of Class B Common Stock (as defined below), to Carvana Co. Sub for cash and/or Class A Common Stock (as defined below) and (ii) on the closing of IPO Date, interests in Carvana, LLC will be transferred to Carvana Co. Sub, in the case of each of clauses (i) and (ii), in one or more Exchanges, and as a result of such Exchanges, the Corporate Taxpayer is expected to obtain or be entitled to certain Tax benefits as further described herein; and

WHEREAS, this Agreement is intended to set forth the agreements among the parties hereto regarding the sharing of the Tax benefits realized by the Corporate Taxpayer as a result of the Exchanges.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Accrued Amount” has the meaning set forth in Section 3.1(b) of this Agreement.

“Actual Tax Liability” means, with respect to any Taxable Year, the actual liability for Taxes of (i) the Corporate Taxpayer and (ii) without duplication, the Company, but only with respect to Taxes imposed on the taxable income of the Company that is allocable to the Corporate Taxpayer or to the other members of the consolidated, combined, or unitary group of which the Corporate Taxpayer is a member for such Taxable Year.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agent” means [●] or such other Person designated as such pursuant to Section 7.6(c).

“Agreed Rate” means a per annum rate of LIBOR plus 100 basis points.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Amended Schedule” has the meaning set forth in Section 2.3(b) of this Agreement.

“Attributable” has the meaning set forth in Section 3.1(b) of this Agreement.

“Basis Adjustment” means any adjustment to the Tax basis of a Reference Asset as a result of an Exchange and the payments made pursuant to this Agreement with respect to such Exchange (as calculated under Section 2.1 of this Agreement), including, but not limited to: (i) under Sections 734(b), 743(b), and 754 of the Code (in situations where, following an Exchange, the Company remains classified as a partnership for U.S. federal income tax purposes); and (ii) under Sections 732(b), 734(b) and 1012 of the Code (in situations where, as a result of one or more Exchanges, the Company becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes), and in each case, comparable sections of state and local Tax laws. For the avoidance of doubt, (i) the amount of any Basis Adjustment resulting from an Exchange of Exchangeable Units shall be determined without regard to any Section 743(b) adjustment attributable to such Exchangeable Units prior to such Exchange, (ii) payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest, and (iii) for the purpose of calculating any Basis Adjustment resulting from an Exchange, all consideration shall be allocated to the purchase of Exchangeable Units (and none to the Class B Common Stock, if any) in such Exchange.

“Beneficial Owner” means, with respect to a security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the board of directors of the Corporate Taxpayer.

“Business Day” means any day other than a Saturday, Sunday or other day on which the banks in New York, New York or Phoenix, Arizona are authorized by law to be closed.

“Cash Payment” has the meaning set forth in the Exchange Agreement.

“Change of Control” has the meaning set forth in the Exchange Agreement.

“Change of Control Exchange” has the meaning set forth in the Exchange Agreement.

“Change of Control Exchange Date” has the meaning set forth in the Exchange Agreement.

“Class A Common Stock” has the meaning set forth in the LLC Agreement.

“Class B Common Stock” has the meaning set forth in the LLC Agreement.

“Code” has the meaning set forth in the recitals of this Agreement.

“Common Units” has the meaning set forth in the LLC Agreement.

“Company” has the meaning set forth in the recitals of this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer” has the meaning set forth in the preamble to this Agreement.

“Corporate Taxpayer Return” means the U.S. federal and/or state and local Tax Return of the Corporate Taxpayer (including any consolidated group of which the Corporate Taxpayer is a member, as further described in Section 7.13(a) of this Agreement) filed with respect to any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount (but not less than zero) of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

“Default Rate” means a per annum rate of LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of any state and local Tax law or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Disputing Party” has the meaning set forth in Section 7.9 of this Agreement.

“Early Termination” has the meaning set forth in Section 4.1 of this Agreement.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” has the meaning set forth in Section 4.4 of this Agreement.

“Early Termination Notice” has the meaning set forth in Section 4.4 of this Agreement.

“Early Termination Payment” has the meaning set forth in Section 4.5(b) of this Agreement.

“Early Termination Rate” means a per annum rate of LIBOR plus 100 basis points.

“Early Termination Schedule” has the meaning set forth in Section 4.4 of this Agreement.

“Exchange” means (i) any “Exchange” as defined in the Exchange Agreement (including, for the avoidance of doubt, any Change of Control Exchange) and (ii) the transfer of interests in Carvana, LLC to Carvana Co. Sub pursuant to that certain Transfer Agreement, dated on or about the date hereof, by and among Ernest C. Garcia, II, Carvana Group, LLC, Carvana, LLC, the Corporate Taxpayer and Carvana Co. Sub.

“Exchange Act” has the meaning set forth in the LLC Agreement.

“Exchange Agreement” means that certain Exchange Agreement, dated as of [●], 2017, by and among Carvana Co. Sub, the Company and the other parties thereto.

“Exchange Schedule” has the meaning set forth in Section 2.1 of this Agreement.

“Exchangeable Unit” has the meaning set forth in the Exchange Agreement.

“Expert” means [●] or such nationally recognized expert in the particular area of disagreement as is mutually acceptable to both parties.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of the Corporate Taxpayer and, without duplication, the Company, but only with respect to Taxes imposed on taxable income of the Company allocable to the Corporate Taxpayer or to the other members of the consolidated, combined, or unitary group of which the Corporate Taxpayer is a member for such Taxable Year (in each case, using the same methods, elections, conventions, and similar practices used on the relevant Corporate Taxpayer Return), but without taking into account (i) any Basis Adjustments and (ii) any deduction attributable to Imputed Interest for the Taxable Year. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to any Basis Adjustments and Imputed Interest.

“Imputed Interest” means any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of any state and local Tax law with respect to the Corporate Taxpayer’s payment obligations under this Agreement. For the avoidance of doubt, Imputed Interest shall not include any Accrued Amount.

“IPO” means an initial public offering of Class A Common Stock of the Corporate Taxpayer or its successor in interest or a wholly-owned subsidiary of the Corporate Taxpayer pursuant to which such Class A Common Stock is registered under Section 12 of the Exchange Act and is listed on a national securities exchange.

“IPO Date” means the closing date of the IPO.

“IRS” means the U.S. Internal Revenue Service.

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR rate reported, on the date two (2) calendar days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such period.

“LLC Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of the Company, as amended from time to time.

“Material Objection Notice” has the meaning set forth in Section 4.4 of this Agreement.

“Net Tax Benefit” has the meaning set forth in Section 3.1(b) of this Agreement.

“Objection Notice” has the meaning set forth in Section 2.3(a) of this Agreement.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority for any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority for any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.9 of this Agreement.

“Reconciliation Procedures” means the procedures described in Section 7.9 of this Agreement.

“Reference Asset” means, with respect to any Exchange, an asset that is held by the Company, or any of its direct or indirect Subsidiaries that is treated as a partnership or disregarded entity for purposes of the applicable Tax (but only to the extent such Subsidiaries are not held through any entity treated as a corporation for purposes of the applicable Tax), at the time of such Exchange. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Schedule” means any of the following: (i) an Exchange Schedule, (ii) a Tax Benefit Schedule, or (iii) the Early Termination Schedule.

“Senior Obligations” has the meaning set forth in Section 5.1 of this Agreement.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit Payment” has the meaning set forth in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” has the meaning set forth in Section 2.2 of this Agreement.

“Tax Proceeding” has the meaning set forth in Section 6.1 of this Agreement.

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of state or local Tax law, as applicable (which, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending on or after the date hereof.

“Taxes” means any and all U.S. federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” means any federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Holder” means each of those Persons set forth on Schedule A and their respective successors and permitted assigns pursuant to Section 7.6(a).

“Transferor” has the meaning set forth in Section 7.13(b) of this Agreement.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant Taxable Year.

“Units” has the meaning set forth in the recitals of this Agreement.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that (i) in each Taxable Year ending on or after such Early Termination Date, the Corporate Taxpayer will have taxable income sufficient to fully utilize the deductions arising from all Basis Adjustments and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions, further assuming such future Tax Benefit Payments would be paid on the due date, without extensions, for filing the Corporate Taxpayer Return for the applicable Taxable Year) in which such deductions would become available, (ii) any loss or credit carryovers generated by deductions or losses arising from any Basis Adjustment or Imputed Interest that are available in the Taxable Year that includes the Early Termination Date will be utilized by the Corporate Taxpayer in the earliest possible Taxable Year permitted by the Code and the Treasury Regulations from the Early Termination Date, (iii) the U.S. federal, state and local income and franchise tax rates that will be in effect for each Taxable Year ending on or after such Early Termination Date will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, (iv) any non-amortizable Reference Assets to which any Basis Adjustment is attributable will be disposed of in a fully taxable transaction for Tax purposes on the earlier of (A) the fifteenth anniversary of the Exchange which gave rise to such Basis Adjustment or (B) the Early Termination Date, and (v) if, at the Early Termination Date, there are Exchangeable Units that have not been transferred in an Exchange, then all Exchangeable Units and (if applicable) shares of Class B Common Stock shall be deemed to be transferred in an Exchange effective on the Early Termination Date.

Section 1.2 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE II

DETERMINATION OF CERTAIN REALIZED TAX BENEFITS

Section 2.1 Exchange Schedule. Within ninety (90) calendar days after the filing of the U.S. federal Corporate Taxpayer Return for each Taxable Year in which any Exchange has been effected by a TRA Holder, the Corporate Taxpayer shall deliver to the Agent a schedule (the “Exchange Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, including with respect to each TRA Holder participating in any Exchange during such Taxable Year, (i) the Basis Adjustments with respect to the Reference Assets as a result of the Exchanges effected by such TRA Holder in such Taxable Year and (ii) the period (or periods) over which such Basis Adjustments are amortizable and/or depreciable.

Section 2.2 Tax Benefit Schedule.

(a) Tax Benefit Schedule. Within ninety (90) calendar days after the filing of the U.S. federal Corporate Taxpayer Return for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporate Taxpayer shall provide to the Agent: (i) a schedule showing, in reasonable detail, (A) the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year, (B) the portion of the Net Tax Benefit, if any, that is Attributable to each TRA Holder who has participated in any Exchange, (C) the Accrued Amount with respect to any such Net Tax Benefit that is Attributable to such TRA Holder, (D) the Tax Benefit Payment determined pursuant to Section 3.1(b) of this Agreement due to each such TRA Holder, and (E) the portion of such Tax Benefit Payment that the Corporate Taxpayer intends to treat as Imputed Interest (a “Tax Benefit Schedule”), (ii) a reasonably detailed calculation by the Corporate Taxpayer of the Hypothetical Tax Liability, (iii) a reasonably detailed calculation by the Corporate Taxpayer of the Actual Tax Liability, (iv) a copy of the Corporate Taxpayer Return for such Taxable Year, and (v) any other work papers reasonably requested by the Agent. In addition, the Corporate Taxpayer shall allow the Agent reasonable access at no cost to the appropriate representatives of the Corporate Taxpayer in connection with a review of such Tax Benefit Schedule. The Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b) Applicable Principles. The Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the Corporate Taxpayer’s actual liability for Taxes for such Taxable Year that is attributable to the Basis Adjustments and Imputed Interest, determined using a “with and without” methodology. For the avoidance of doubt, such actual liability for Taxes will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as interest under the Code based upon the characterization of Tax Benefit Payments as additional consideration payable by the Corporate Taxpayer. For purposes of calculating the Realized Tax Benefit or Realized Tax Detriment for any Taxable Year, carryforwards or carrybacks of any Tax item (such as a net operating loss) attributable to the Basis Adjustments and Imputed Interest shall be considered to be subject to the rules of the Code and the Treasury Regulations and the corresponding provisions of state and local Tax laws, as applicable, governing the use, limitation and expiration of carryforwards or carrybacks of the relevant type. If a carryforward or carryback of any Tax item includes a portion that is attributable to the Basis Adjustment or Imputed Interest (a “TRA Portion”) and another portion that is not so attributable (a “Non-TRA Portion”), such respective portions shall be considered to be used in accordance with the “with and without” methodology so that: (i) the amount of any Non-TRA Portion is deemed utilized first, followed by the amount of any TRA Portion; and (ii) in the case of a carryback of a Non-TRA Portion, such carryback shall not affect the original “with and without” calculation made in the applicable prior Taxable Year. For the avoidance of doubt, the TRA Portion of any Tax item when such item is incurred shall be determined using a marginal “with and without” methodology by calculating (i) the amount of such Tax item for all Tax purposes taking into account the Basis Adjustments or Imputed Interest and (ii) the amount of such Tax item for all Tax purposes without taking into account the Basis Adjustments or Imputed Interest, with the TRA Portion equal to the excess of the amount specified in clause (i) over the amount specified in clause (ii) (but only if such excess is greater than zero). The parties agree that (i) any payment under this Agreement, including the Accrued Amount (other than amounts accounted for as Imputed Interest) will be treated as a subsequent upward adjustment to the purchase price of the relevant Exchangeable Units and will have the effect of creating additional Basis Adjustments to Reference Assets for the Corporate Taxpayer in the year of payment, and (ii) as a result, such additional Basis Adjustments will be incorporated into the current year calculation and into future year calculations, as appropriate.

Section 2.3 Procedure; Amendments.

(a) An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the first date on which the Agent has received the applicable Schedule or amendment thereto unless (i) the Agent, within thirty (30) calendar days after receiving an applicable Schedule or amendment thereto, provides the Corporate Taxpayer with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) the Agent provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date a waiver from the Agent has been received by the Corporate Taxpayer. If the Corporate Taxpayer and Agent, for any reason, are unable to successfully resolve the issues raised in an Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of such Objection Notice, the Corporate Taxpayer and Agent shall employ the Reconciliation Procedures under Section 7.9.

(b) The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Agent, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Corporate Taxpayer Return filed for such Taxable Year or (vi) to adjust an Exchange Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”).The Corporate Taxpayer shall provide an Amended Schedule to the Agent within sixty (60) calendar days of the occurrence of an event referenced in clauses (i) through (vi) of the preceding sentence. For the avoidance of doubt, in the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.3(a), the Amended Schedule shall not be taken into account in calculating any Tax Benefit Payment in the Taxable Year to which the amendment relates but instead shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) Within five (5) calendar days after a Tax Benefit Schedule delivered to the Agent becomes final in accordance with Section 2.3(a), the Corporate Taxpayer shall pay to each TRA Holder the Tax Benefit Payment in respect of such TRA Holder determined pursuant to Section 3.1(b) for such Taxable Year. Each such payment shall be made by check, by wire transfer of immediately available funds to the bank account previously designated by the TRA Holder to the Corporate Taxpayer, or as otherwise agreed by the Corporate Taxpayer and the TRA Holder. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated Tax payments, including, without limitation, U.S. federal or state estimated income Tax payments. Notwithstanding anything herein to the contrary, unless otherwise specified by a TRA Holder in the Exchange Notice for any Exchange that occurs pursuant to the Exchange Agreement (or otherwise specified in writing by any TRA Holder with respect to an Exchange), the aggregate Tax Benefit Payments in respect of such Exchange (other than amounts accounted for as interest under the Code) shall not exceed 50% of the fair market value of the consideration received on such Exchange (whether as a Cash Payment, as shares of Class A Common Stock, or as other consideration).

(b) A “Tax Benefit Payment” in respect of a TRA Holder for a Taxable Year means an amount, not less than zero, equal to the sum of the portion of the Net Tax Benefit Attributable to such TRA Holder and the Accrued Amount with respect thereto. A Net Tax Benefit is “Attributable” to a TRA Holder to the extent that it is derived from any Basis Adjustment or Imputed Interest that is attributable to the Exchangeable Units acquired or deemed acquired by the Corporate Taxpayer or the interests in Carvana, LLC acquired by Carvana Co. Sub in an Exchange undertaken by or with respect to such TRA Holder. Subject to Section 3.3, the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of (i) 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over (ii) the total amount of payments previously made under this Section 3.1 (excluding payments attributable to Accrued Amounts); provided, for the avoidance of doubt, that no TRA Holder shall be required to return any portion of any previously made Tax Benefit Payment. The “Accrued Amount” with respect to any portion of a Net Tax Benefit shall equal an amount determined in the same manner as interest on such portion of the Net Tax Benefit for a Taxable Year calculated at the Agreed Rate from the due date (without extensions) for filing the Corporate Taxpayer Return for such Taxable Year until the Payment Date. For the avoidance of doubt, for Tax purposes, the Accrued Amount shall not be treated as interest but shall instead be treated as additional consideration for the acquisition of Exchangeable Units or interests in Carvana, LLC in an Exchange unless otherwise required by law. Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control Exchange where the provisions of Section 4.2 do not apply, all Tax Benefit Payments, whether paid with respect to Exchangeable Units that were the subject of an Exchange (i) prior to the related Change of Control Exchange Date or (ii) on or after such Change of Control Exchange Date, shall be calculated by utilizing the assumptions in clauses (i), (ii) and (iv) of the definition of Valuation Assumptions, substituting in each case the term “Change of Control Exchange Date” for an “Early Termination Date”.

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement will result in 85% of the Cumulative Net Realized Tax Benefit, and the Accrued Amount thereon, being paid to the TRA Holders. The provisions of this Agreement shall be construed in the appropriate manner to achieve these fundamental results.

Section 3.3 Pro Rata Payments; Coordination of Benefits.

(a) Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate amount of the Corporate Taxpayer’s Tax benefit subject to this Agreement is limited in a particular Taxable Year because the Corporate Taxpayer does not have sufficient taxable income to fully utilize available deductions and other attributes, the limitation on the Tax benefit for the Corporate Taxpayer shall be allocated among the TRA Holders in proportion to the respective amounts of Net Tax Benefit that would have been determined under this Agreement if the Corporate Taxpayer had sufficient taxable income so that there were no such limitation.

(b) After taking into account Section 3.3(a), if for any reason the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then (i) the Corporate Taxpayer will pay the same proportion of each Tax Benefit Payment due to each TRA Holder in respect of such Taxable Year, without favoring one obligation over the other, and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.

(c) To the extent the Corporate Taxpayer makes a payment to a TRA Holder in respect of a particular Taxable Year under Section 3.1(a) of this Agreement (taking into account Section 3.3(a) and (b), but excluding payments attributable to Accrued Amounts) in an amount in excess of the amount of such payment that should have been made to such TRA Holder in respect of such Taxable Year, then (i) such TRA Holder shall not receive further payments under Section 3.1(a) until such TRA Holder has foregone an amount of payments equal to such excess and (ii) the Corporate Taxpayer will pay the amount of such TRA Holder’s foregone payments to the other Persons to whom a payment is due under this Agreement in a manner such that each such Person to whom a payment is due under this Agreement, to the maximum extent possible, receives aggregate payments under Section 3.1(a) (taking into account Section 3.3(a) and (b), but excluding payments attributable to Accrued Amounts) in the amount it would have received if there had been no excess payment to such TRA Holder.

ARTICLE IV

TERMINATION

Section 4.1 Early Termination by the Corporate Taxpayer. With the written approval of a majority of its independent directors, the Corporate Taxpayer may terminate this Agreement at any time by paying to each TRA Holder the Early Termination Payment due to such TRA Holder pursuant to Section 4.5(b) (such termination, an “Early Termination”); provided, however, that this Agreement shall only terminate upon the receipt of the Early Termination Payment by the TRA Holders. Upon payment of the Early Termination Payment by the Corporate Taxpayer, the Corporate Taxpayer shall not have any further payment obligations under this Agreement, other than for any (i) Tax Benefit Payment previously due and payable but unpaid as of the Early Termination Notice and (ii) any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the Early Termination Date (except to the extent that the amount described in clause (ii) is included in the Early Termination Payment).

Section 4.2 Early Termination upon Change of Control Exchange. In the event of a Change of Control Exchange, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the Change of Control Exchange Date and shall include, but not be limited to the following: (a) payment of the Early Termination Payment calculated as if an Early Termination Notice had been delivered on such Change of Control Exchange Date, (b) payment of any Tax Benefit Payment in respect of a TRA Holder agreed to by the Corporate Taxpayer and such TRA Holder as due and payable but unpaid as of the Early Termination Notice, and (c) payment of any Tax Benefit Payment due for any Taxable Year ending prior to, with or including such Change of Control Exchange Date (except to the extent that the amount described in clause (c) is included in the Early Termination Payment). In the event of a Change of Control Exchange, the Early Termination Payment shall be calculated utilizing the Valuation Assumptions and by substituting in each case the term “Change of Control Exchange Date” for the term “Early Termination Date.”

Section 4.3 Breach of Agreement.

(a) In the event that the Corporate Taxpayer breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, as a result of failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then, unless otherwise waived in writing by a majority of the TRA Holders, such breach shall be treated as an Early Termination and all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but shall not be limited to, (i) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of a breach, (ii) any Tax Benefit Payment previously due and payable but unpaid as of the date of the breach, and (iii) any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the date of the breach (except to the extent that the amount described in clause (iii) is included in the Early Termination Payment). Notwithstanding the foregoing, in the event that the Corporate Taxpayer breaches any of its material obligations under this Agreement, a majority of the TRA Holders shall be entitled to elect to receive the amounts set forth in clauses (i), (ii), and (iii) above or to seek specific performance of the terms hereof.

(b) The parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it shall not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary: (i) it shall not be a breach of this Agreement (and Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate) if the Corporate Taxpayer fails to make any Tax Benefit Payment when due to the extent that the Corporate Taxpayer has insufficient funds to make such payment as a result of limitations imposed by credit agreements in respect of indebtedness for borrowed money to which the Company, the Corporate Taxpayer, or any of their Subsidiaries is a party (including, without limitation, limitations on the ability of the Company and its direct or indirect Subsidiaries to make distributions or payments to the Corporate Taxpayer) or the Board determines reasonably and in good faith that making any such distribution or payment would result in a default under any such existing credit agreement in respect of indebtedness for borrowed money to which the Company, the Corporate Taxpayer, or any of their Subsidiaries is a party and (ii) it shall not be a breach of this Agreement (and Section 5.2 shall apply with the Default Rate applied to any late payments) if the Corporate Taxpayer fails to make any Tax Benefit Payment when due to the extent that the Board determines reasonably and in good faith that the Corporate Taxpayer has insufficient funds (taking into account the ability of the Company and its direct or indirect Subsidiaries to make distributions or payments to the Corporate Taxpayer) to make such payment for reasons other than those specified in clause (i) of this sentence. The Corporate Taxpayer shall use its commercially reasonable efforts to maintain sufficient available funds for the purpose of making required payments under this Agreement and shall use its commercially reasonable efforts to avoid entering into credit agreements that could be reasonably anticipated to materially delay the timing of any payments under this Agreement.

Section 4.4 Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1 above, the Corporate Taxpayer shall deliver to the Agent notice of such intention to exercise such right (the “Early Termination Notice”). Upon delivery of the Early Termination Notice or the occurrence of an event described in Section 4.2 or Section 4.3(a), the Corporate Taxpayer shall deliver (i) a schedule showing in reasonable detail the calculation of the Early Termination Payment (the “Early Termination Schedule”) and (ii) any other work papers reasonably requested by the Agent. In addition, the Corporate Taxpayer shall allow the Agent reasonable access at no cost to the appropriate representatives of the Corporate Taxpayer in connection with a review of such Early Termination Schedule. The Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which the Agent has received such Schedule or amendment thereto unless (x) the Agent, within thirty (30) calendar days after receiving the Early Termination Schedule, provides the Corporate Taxpayer and each other Agent with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (y) the Agent provides a written waiver of such right of a Material Objection Notice within the period described in clause (x) above, in which case such Schedule becomes binding on the date a waiver from the Agent has been received by the Corporate Taxpayer (the “Early Termination Effective Date”). If the Corporate Taxpayer and Agent, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and Agent shall employ the Reconciliation Procedures under Section 7.9.

Section 4.5 Payment upon Early Termination.

(a) Within three (3) calendar days after the Early Termination Effective Date, the Corporate Taxpayer shall pay to each TRA Holder its Early Termination Payment. Each such payment shall be made by check, by wire transfer of immediately available funds to a bank account or accounts designated by the TRA Holder, or as otherwise agreed by the Corporate Taxpayer and the TRA Holder.

(b) The “Early Termination Payment” shall equal, with respect to each TRA Holder, the present value, discounted at the Early Termination Rate as of the Early Termination Date, of all Tax Benefit Payments that would be required to be paid by the Corporate Taxpayer to such TRA Holder beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment or any other payment required to be made by the Corporate Taxpayer to any TRA Holder under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (such obligations, “Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations. For the avoidance of doubt, notwithstanding the above, the determination of whether it is a breach of this Agreement if the Corporate Taxpayer fails to make any Tax Benefit Payment when due is governed by Section 4.3(a).

Section 5.2 Late Payments by the Corporate Taxpayer. The amount of all or any portion of any Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement not made to any TRA Holder when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate (or, if so provided in Section 4.3(a), at the Agreed Rate) and commencing from the date on which such Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement was due and payable.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Corporate Taxpayer’s and Tax Matters. Except as otherwise provided herein, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer, including without limitation preparing, filing or amending any Tax Return and defending, contesting or settling any issue pertaining to Taxes of the Corporate Taxpayer. Notwithstanding the foregoing, the Corporate Taxpayer (i) shall notify the Agent of, and keep the Agent reasonably informed with respect to, the portion of any audit, examination, or any other administrative or judicial proceeding (a “Tax Proceeding”) of the Corporate Taxpayer by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of the TRA Holders under this Agreement, (ii) shall provide the Agent with reasonable opportunity to provide information and other input to the Corporate Taxpayer and its advisors concerning the conduct of any such portion of a Tax Proceeding, and (iii) shall not enter into any settlement with respect to any such portion of a Tax Proceeding that could have a material effect on the TRA Holders’ rights (including the right to receive payments) under this Agreement without the written consent of the Agent, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that the Corporate Taxpayer shall not be required to take any action, or refrain from taking any action, that is inconsistent with any provision of the LLC Agreement; provided, further, that, notwithstanding anything to the contrary contained herein, the Corporate Taxpayer shall prepare, file, and/or amend all Tax Returns in accordance with applicable law (including with respect to the calculation of taxable income and any calculations required to be made under this Agreement) and nothing in this Agreement shall prevent the Agent or any TRA Holder from disputing such Tax matters in accordance with Section 7.9.

Section 6.2 Consistency. The Corporate Taxpayer and the TRA Holders agree to report and cause to be reported for all purposes, including U.S. federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Basis Adjustments, Imputed Interest, and each Tax Benefit Payment), but, for financial reporting purposes, only in respect of items that are not explicitly characterized as “deemed” or in a similar manner by the terms of this Agreement, in a manner consistent with that set forth in any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement, as finally determined pursuant to Section 2.3, unless otherwise required by applicable law. If the Corporate Taxpayer and any TRA Holder, for any reason, are unable to successfully resolve any disagreement concerning such treatment within thirty (30) calendar days, the Corporate Taxpayer and such TRA Holder shall employ the Reconciliation Procedures under Section 7.9.

Section 6.3 Cooperation. Each TRA Holder shall (i) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any Tax Proceeding, (ii) make itself available to the Corporate Taxpayer and its representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (i) above, and (iii) reasonably cooperate in connection with any such matter. The Corporate Taxpayer shall reimburse the TRA Holder for any reasonable third-party costs and expenses incurred pursuant to this Section 6.3.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (a) delivered personally to the recipient, (b) delivered by means of electronic mail (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if emailed before 5:00 p.m. Phoenix, Arizona time on a Business Day, and otherwise on the next Business Day, or (c) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid). All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporate Taxpayer or the Company, to:

c/o Carvana Co.

4020 E. Indian School Road

Phoenix, AZ 85018

Telephone: (602) 852-6604

Attention: Paul Breaux, General Counsel

E-mail: paul.breaux@carvana.com

with a copy (which shall not constitute notice to the Corporate Taxpayer or the Company) to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Telephone: (312) 862-2133

Attention: Robert M. Hayward, P.C.

E-mail: robert.hayward@kirkland.com

If to the Agent, to:

[                    ]

[                    ]

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Attention: [                    ]

Email:

If to a TRA Holder other than the Agent, to:

The address set forth in the records of the Company.

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as expressly provided in Section 3.3.

Section 7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Successors; Assignment.

(a) No TRA Holder may assign this Agreement to any person without the prior written consent of the Corporate Taxpayer; provided, however, that

(i) to the extent Common Units are transferred in accordance with the terms of the LLC Agreement, the transferring TRA Holder shall have the option to assign to the transferee of such Common Units the transferring TRA Holder’s rights under this Agreement with respect to such transferred Common Units as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporate Taxpayer, agreeing to become a “TRA Holder” for all purposes of this Agreement, and

(ii) any and all payments payable or that may become payable to a TRA Holder pursuant to this Agreement that, once an Exchange has occurred, arise with respect to the Exchangeable Units or the interests in Carvana, LLC transferred in such Exchange, may be assigned to any Person or Persons as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporate Taxpayer, agreeing to be bound by Section 7.14 and acknowledging specifically the terms of Section 7.6(b).

For these purposes, a pledge by a TRA Holder of some or all of its rights, interests or entitlements under this Agreement to any U.S. bank in connection with a bona fide loan or other indebtedness shall not constitute an assignment of this agreement; provided that (y) if Common

Units are transferred to such U.S. bank as a result of a foreclosure or other action relating to such pledge, such transfer shall be a transfer within the meaning of Section 7.6(a)(i) or (z) if such U.S. bank becomes entitled to payments payable or that may become payable to a TRA Holder as a result of such pledge, such U.S. bank will be treated as a Person to whom such payments were assigned within the meaning of Section 7.6(a)(ii). For the avoidance of doubt, if a TRA Holder transfers Common Units but does not assign to the transferee of such Common Units the rights of such TRA Holder under this Agreement with respect to such transferred Common Units, such TRA Holder shall continue to be entitled to receive the Tax Benefit Payments, if any, due hereunder with respect to, including any Tax Benefit Payments arising in respect of a subsequent Exchange of, such Common Units.

(b) Notwithstanding the foregoing provisions of this Section 7.6, no assignee described in Section 7.6(a)(ii) shall have any rights under this Agreement except for the right to enforce its right to receive payments under this Agreement.

(c) The Person designated as the Agent may not be changed without the prior written consent of the Corporate Taxpayer and TRA Holders who would be entitled to receive more than fifty percent (50%) of the aggregate amount of the Early Termination Payments payable to all TRA Holders hereunder if the Corporate Taxpayer had exercised its right of Early Termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Holder pursuant to this Agreement since the date of such most recent Exchange).

(d) Except as otherwise specifically provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

Section 7.7 Amendments; Waivers. No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Corporate Taxpayer and by TRA Holders who would be entitled to receive more than fifty percent (50%) of the aggregate amount of the Early Termination Payments payable to all TRA Holders hereunder if the Corporate Taxpayer had exercised its right of Early Termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Holder pursuant to this Agreement since the date of such most recent Exchange); provided, however, that no such amendment shall be effective if such amendment would have a disproportionate effect on the payments certain TRA Holders will or may receive under this Agreement unless all such disproportionately affected TRA Holders consent in writing to such amendment.

Section 7.8 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.9 Reconciliation. In the event that the Corporate Taxpayer and the Agent or any TRA Holder (as applicable, the “Disputing Party”) are unable to resolve a disagreement with respect to the calculations required to produce the schedules described in Section 2.3, Section 4.4 and Section 6.2 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to the Expert. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Corporate Taxpayer and the Disputing Party agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or the Disputing Party or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve (a) any matter relating to the Exchange Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days, (b) any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days , and (c) any matter related to treatment of any tax-related item as contemplated in Section 6.2 within fifteen (15) calendar days, or, in each case, as soon thereafter as is reasonably practicable after such matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, any portion of such payment that is not under dispute shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporate Taxpayer except as provided in the next sentence. The Corporate Taxpayer and the Disputing Party shall each bear its own costs and expenses of such proceeding, unless (i) the Expert adopts such Disputing Party’s position, in which case the Corporate Taxpayer shall reimburse such Disputing Party for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the Corporate Taxpayer’s position, in which case such Disputing Party shall reimburse the Corporate Taxpayer for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporate Taxpayer and its Subsidiaries and the Disputing Party and may be entered and enforced in any court having jurisdiction.

Section 7.10 Consent to Jurisdiction. Each party hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the State of Delaware and the state courts of the State of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party hereto further agrees that service of any process, summons, notice or document by United States certified or registered mail (in each such case, prepaid return receipt requested) to such party’s respective address set forth in the Company’s books and records or such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party shall be effective service of process in any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the United States District Court for the State of Delaware or the state courts of the State of Delaware and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.

Section 7.11 Waiver of Jury Trial. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH PARTY TO THIS AGREEMENT (INCLUDING THE COMPANY) HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER.

Section 7.12 Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of U.S. federal, state, local or non-U.S. Tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the relevant TRA Holder.

Section 7.13 Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporate Taxpayer becomes a member of an affiliated, consolidated, combined, or unitary group of corporations that files a consolidated, combined, or unitary income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of U.S. state or local Tax law, or would be eligible to become a member of such a group at the election of one or members of that group, then, subject to the application of the Valuation Assumptions upon a Change of Control: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If any entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder transfers one or more assets to a corporation (or a Person classified as a corporation for Tax purposes) with which such entity does not file a consolidated Tax Return pursuant to Section 1501 of the Code or any provisions of state or local Tax law, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early

Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit or Realized Tax Detriment of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset. Thus, for example, in determining the Hypothetical Tax Liability of the entity, the taxable income of the entity shall be determined by treating the entity as having sold the asset for its fair market value, recovering any basis applicable to such asset (using the Tax basis that such asset would have had at such time if no Basis Adjustments had been made), while the Actual Tax Liability of the entity would be determined by recovering the actual Tax basis of the asset that reflects any Basis Adjustments. For purposes of this Section 7.13, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership. If any entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder transfers one or more assets to a partnership (or a Person classified as a partnership for Tax purposes), the principles of this Section 7.13(b) and this Agreement shall govern the treatment of such transfer and any subsequent allocations of income, gain, loss or deductions from such partnership to such entity.

Section 7.14 Confidentiality.

(a) The Agent, each TRA Holder and each of the TRA Holder’s assignees acknowledges and agrees that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporate Taxpayer and its Affiliates and successors, concerning the Company and its Affiliates and successors or the TRA Holders, learned by the Agent or any TRA Holder heretofore or hereafter. This Section 7.14 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of the Agent or a TRA Holder in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information (A) as may be proper in the course of performing such TRA Holder’s obligations, or monitoring or enforcing such TRA Holder’s rights, under this Agreement, (B) as part of such TRA Holder’s normal reporting, rating or review procedure (including normal credit rating and pricing process), or in connection with such TRA Holder’s or such TRA Holder’s Affiliates’ normal fund raising, marketing, informational or reporting activities, or to such TRA Holder’s (or any of its Affiliates’) Affiliates, auditors, accountants, attorneys or other agents, (C) to any bona fide prospective assignee of such TRA Holder’s rights under this Agreement, or prospective merger or other business combination partner of such TRA Holder, provided that such assignee or merger partner agrees to be bound by the provisions of this Section 7.14, (D) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation; provided that any TRA Holder required to make any such disclosure to the extent legally permissible shall provide the Corporate Taxpayer prompt notice of such disclosure, or to regulatory authorities or similar examiners conducting regulatory reviews or examinations (without any such notice to the Corporate Taxpayer), or (E) to the extent necessary for a TRA Holder to prepare and file its Tax Returns, to respond to any inquiries regarding such Tax Returns from any Taxing Authority or to prosecute or defend any Tax Proceeding with respect to such Tax Returns. Notwithstanding anything to the contrary herein, the Agent (and each employee, representative or other agent of Agent or its assignees, as applicable) and each TRA Holder and each of its assignees (and each employee, representative or other agent of such TRA Holder or its assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the Corporate Taxpayer, Carvana Co. Sub, the Company, the Agent, the TRA Holders and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to the Agent or the TRA Holder relating to such Tax treatment and Tax structure.

(b) If the Agent or an assignee or a TRA Holder or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.14, the Corporate Taxpayer shall have the right and remedy to have the provisions of this Section 7.14 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporate Taxpayer or any of its Subsidiaries or the TRA Holders and the accounts and funds managed by the Corporate Taxpayer and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.15 No Similar Agreements. Neither the Corporate Taxpayer nor any of its Subsidiaries shall enter into any additional agreement providing rights similar to this Agreement to any Person (including any agreement pursuant to which the Corporate Taxpayer is obligated to pay amounts with respect to tax benefits resulting from any net operating losses or other tax attributes to which the Corporate Taxpayer becomes entitled as a result of a transaction) without the prior written consent of the TRA Holders who would be entitled to receive more than fifty percent (50%) of the aggregate amount of the Early Termination Payments payable to all TRA Holders hereunder if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange (excluding, for purposes of this sentence, all payments made to any TRA Holder pursuant to this Agreement since the date of such most recent Exchange).

Section 7.16 Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a TRA Holder reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such TRA Holder upon any Exchange to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income and all applicable state and local Tax purposes or would have other material adverse Tax consequences to the TRA Holder and/or its direct or indirect owners, then at the election of the TRA Holder and to the extent specified by the TRA Holder, this Agreement (i) shall cease to have further effect with respect to such TRA Holder, (ii) shall not apply to an Exchange by the TRA Holder occurring after a date specified by it, or (iii) shall otherwise be amended in a manner determined by the TRA Holder to waive any benefits to which such TRA Holder would otherwise be entitled under this Agreement, provided that such amendment shall not result in an increase in or acceleration of payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Corporate Taxpayer, the Company, the Agent, and the TRA Holders have duly executed this Agreement as of the date first written above.

CORPORATE TAXPAYER:

CARVANA CO.

By:
Name:
Title:

COMPANY:

CARVANA GROUP, LLC

By:
Name:
Title:

AGENT:

[ ]

[The signatures of the TRA Holders are attached in Schedule A.]

Signature Page to Tax Receivable Agreement

SCHEDULE A

TRA HOLDERS